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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 033-72810

                            Universal Outdoor, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

      311 South Wacker Drive, Suite 6400, Chicago, IL 60606, (312) 431-0822
      ---------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code or registrants's principal executive offices)


              9-3/4% Senior Subordinated Debt Securities due 2006 9-3/4% Series B Senior Subordinated Debt Securities due 2006
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


               Rule 12g-4(a)(1)(i)  (X)      Rule 12h-3(b)(1)(i)  (X)
               Rule 12g-4(a)(1)(ii) ( )      Rule 12h-3(b)(1)(ii) ( )
               Rule 12g-4(a)(2)(i)  ( )      Rule 12h-3(b)(2)(i)  ( )
               Rule 12g-4(a)(2)(ii) ( )      Rule 12h-3(b)(2)(ii) ( )
               Rule 15d-6                    Rule 12h-3(b)(3)     ( )

     Approximate number of holders of record as of the certification or notice date:

9-3/4% Senior Subordinated Debt Securities due 2006...........................9
9-3/4% Series B Senior Subordinated Debt Securities due 2006..................2
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Universal Outdoor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 25, 1998                     UNIVERSAL OUTDOOR, INC.



                                        By:  /s/ BRIAN CLINGEN
                                           ------------------------------
                                           Name:  Brian Clingen
                                           Title:  Vice President and
                                                   Chief Financial Officer